EXHIBIT D

May 29, 2008

Strictly Private and Confidential

Sagard Capital Partners Management Corporation
325 Greenwich Avenue
Greenwich, CT  06870

Attention:   Dan Friedberg
                     President

Dear Mr. Friedberg,

This confidentiality agreement (this “Agreement”) is by and between X-Rite Incorporated, a Michigan corporation (the “Disclosing Party”), and Sagard Capital Partners Management Corporation (the “Interested Party”) (each a “Party,” and collectively the “Parties”), and is being entered into in connection with the Interested Party’s desire to explore the possibility of entering into a transaction (the “Transaction”) with the Disclosing Party.  In connection with the evaluation of the Transaction by the Interested Party, the Disclosing Party, one or more of its subsidiaries, or its Representatives (as defined below) may furnish certain information to the Interested Party or its Representatives regarding the Disclosing Party, its subsidiaries, its or their business, operations, financial condition, results of operations, and assets and liabilities, and in consideration of the disclosure of such information, the Parties hereby agree as follows:

1.
    The term “Information” shall mean all confidential or proprietary information furnished to the Interested Party or its Representatives by or on behalf of the Disclosing Party, on or after the date of this Agreement, whether tangible or intangible and in whatever form or medium provided.  The term Information shall also include that portion of all information, in whatever form or medium, generated by the Interested Party or by its Representatives that contains, reflects or is derived from, in whole or in part, the Information, including without limitation, all notes, analyses, compilations, studies, interpretations, reports, projections, records, memoranda, or summaries (collectively, “Notes”).

2.
    The Interested Party agrees (a) that it will keep the Information strictly confidential; (b) that the Information will not, without the prior written consent of the Disclosing Party, be disclosed or made available by the Interested Party or by its officers, directors, partners, employees, agents, affiliates or representatives, including without limitation, attorneys, accountants, consultants, bankers, and financial advisors (collectively, “Representatives”), in any manner whatsoever, in whole or in part, to any Person (as defined below) except as expressly provided in this paragraph 2 or paragraph 5; and (c) that the Information shall not be used by the Interested Party or by any of its Representatives for any reason other than solely in connection with an evaluation of the Transaction; provided however, that the Interested Party may disclose Information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Interested Party or by any of its Representatives in breach of this Agreement, (ii) is or becomes available to the Interested Party on a non-confidential basis from a source other than the Disclosing Party or any of the Disclosing Party’s Representatives, provided that such source is not known to the Interested Party or its Representatives to be prohibited from disclosing the Information to the Interested Party by a contractual, legal or fiduciary obligation, (iii) is already in the possession of the Interested Party or its Representatives on a non-confidential basis at the time of disclosure by the Disclosing Party, or (iv) is independently developed by the Interested Party or its Representatives without use of or reference to the Information.  For the avoidance of doubt, a person or entity shall only be deemed to be a “Representative” if such person or entity receives Information.  Moreover, the Interested Party agrees to disclose the Information only to such of its Representatives who need to know the Information for the sole purpose of assisting the Interested Party in evaluating the Transaction and who are informed of this Agreement and its terms.  The Interested Party shall be fully liable for any breach of this Agreement by it or any of its Representatives as if the Representatives were the Interested Party.  All Information shall remain the property of the Disclosing Party and nothing contained in this Agreement shall be construed as giving the Interested Party any license or rights with respect to any Information.  Notwithstanding this Agreement or anything to the contrary set forth herein, the Interested Party understands and agrees that the Disclosing Party shall have no obligation to disclose any Information to the Interested Party.

3.
    Without the prior written consent of the Disclosing Party or as otherwise expressly provided in this Agreement or as required by law or regulation (including any forms required under the federal securities laws), neither the Interested Party nor its Representatives shall disclose to any Person the fact that the Interested Party or its Representatives have received any Information, the fact that this Agreement exists or its terms, that discussions or negotiations are taking place concerning the Transaction, including the status thereof, or any opinion or view of the Disclosing Party or the Information.  For the purposes of this Agreement, the term “Person” shall be construed as broadly as possible and shall include, without limitation, any natural person, corporation, partnership, limited partnership, limited liability company, group, association or other entity.

4.
    If the Interested Party determines that it does not wish to proceed with the Transaction, it will promptly advise the Disclosing Party of that decision.  The Interested Party agrees that, promptly upon the conclusion of its review of the Information or use of the Information for the purposes specified in this Agreement, and upon written request of the Disclosing Party, the Interested Party and its Representatives will destroy that portion of any Notes containing Information, in any form whatsoever, and destroy or return all other Information, in any form whatsoever, to the Disclosing Party, and no copy thereof, electronic or otherwise, shall be retained by the Interested Party or any of its Representatives.  In addition, at the request of the Disclosing Party, the Interested Party will promptly thereafter notify the Disclosing Party in writing that it has complied with its obligations pursuant to the immediately preceding sentence. Notwithstanding the foregoing, (i) if a legal proceeding has been instituted to seek disclosure of the Information, such material shall not be destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered and (ii) one copy of any item of written Information may be retained by the Interested Party’s legal counsel or accountants for record retention purposes or as required in accordance with applicable rules of professional conduct or Interested Party’s record retention policies; provided, that the confidentiality obligations with respect to such retained Information shall survive the termination of this Agreement.  The Interested Party’s confidentiality obligations under this Agreement shall continue in full force and effect until the termination of this Agreement in accordance with its terms notwithstanding the return or destruction of Information in accordance with this paragraph.

5.
    In the event that the Interested Party or any of its Representatives receives a request to disclose all or any part of the Information by interrogatories or other requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process, or is otherwise required by law or regulation (including any forms required under the federal securities laws) to make such disclosure, the Interested Party agrees, if it is legally permitted to do so, (a) to notify the Disclosing Party immediately, in writing, of the existence, terms and circumstances surrounding such request or requirement, (b) to cooperate with the Disclosing Party (at Disclosing Party’s expense) in taking steps to resist or narrow such request or requirement to the extent permitted by law, and (c) if disclosure of such Information is required to prevent the Interested Party from being held in contempt or subject to other legal penalties by a court of competent jurisdiction or other governmental or regulatory authority, to furnish only such portion of the Information as, upon the advice of counsel satisfactory to the Disclosing Party, it is legally compelled to disclose and to exercise all commercially reasonable best efforts, at the expense of the Disclosing Party, to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Information.  For the avoidance of doubt, the Disclosing Party consents in advance to the Interested Party’s filing of an amendment to the Interested Party’s Schedule 13D to disclose the execution and delivery of this Agreement and to attach a copy of this Agreement as an exhibit.

6.
    The Interested Party hereby agrees that, until the 18 month anniversary of the Date of this Agreement, it will not solicit to employ, offer to hire, hire or enter into any contract or discussions relating to employment or any consulting relationship with any of the officers or key employees of the Disclosing Party or any of its subsidiaries with whom the Interested Party has had contact or of whom the Interested Party has become aware during the Interested Party’s evaluation of the Transaction; provided that, general solicitations of employment for employees published in a journal, newspaper or other publication of general circulation and not directed specifically toward one or more employees of the Disclosing Party and the hiring of any such employee of the Disclosing Party or any of its subsidiaries who contacts the Interested Party on his or her own initiative without any solicitation by or encouragement from the Interested Party and has been terminated by the Disclosing Party or any of its subsidiaries at least six months prior to the commencement of employment discussions with the Interested Party or its affiliates shall not be deemed to be in violation of this paragraph.  Until the earlier to occur of (a) the consummation of a Transaction or (b) the 270th day after the Date of this Agreement, the Interested Party agrees not to, and shall cause its Representatives (to the extent acting on its behalf) not to, initiate or maintain contact with any officer, employee, customer or supplier of the Disclosing Party or a subsidiary thereof regarding the Disclosing Party’s or such subsidiary’s business, operations, prospects or finances, or regarding a Transaction, except with the prior written permission of the Disclosing Party or except for contacts made in the ordinary course of the Interested Party’s business and research/due diligence practices not related to the Information.  The Interested Party shall direct all requests for Information or regarding due diligence, management meetings and discussions or questions regarding procedures concerning a possible Transaction to the Disclosing Party's financial advisors, RBC Capital Markets, Attention: Radek Kozlowski, 212-428-6276, radek.kozlowski@rbccm.com.

7.
    The Disclosing Party makes no representation or warranty, express or implied, as to the accuracy or completeness of the Information or otherwise.  Only those representations or warranties which are made in a final definitive agreement regarding the Transaction, when, as and if executed, subject to such limitations and restrictions as may be specified therein, will have any legal effect.  The Interested Party agrees that neither the Disclosing Party nor any of its subsidiaries or Representatives shall have any liability to the Interested Party or any of its Representatives resulting from the provision or use of the Information.

8.
    The Interested Party acknowledges and agrees that, in the event of any breach of this Agreement by the Interested Party or any of its Representatives, the Disclosing Party may be irreparably and immediately harmed and could not be made whole by monetary damages.  Accordingly, it is agreed that, in addition to any other remedy to which it may be entitled at law or in equity, the Disclosing Party shall be entitled to an injunction or injunctions (without the posting of any bond) to prevent any breach or threatened breach of this Agreement or to compel specific performance of this Agreement.  If a court of competent jurisdiction issues a determination as to whether or not a Party has breached this Agreement, the non-prevailing Party will reimburse the prevailing Party for all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in attempting to enforce the obligations of the non-prevailing Party hereunder, including any appeals therefrom.

9.	Intentionally omitted.

10.
    The Interested Party hereby covenants and agrees that, for a period of 270 days from the date of this Agreement, without the prior written consent of the Disclosing Party, the Interested Party will not in any manner, directly or indirectly, or in conjunction with any other Person, effect, or publicly offer or propose to effect:

a.	any tender or exchange offer, merger or other business combination involving the Disclosing Party,
b.
any sale of all or substantially all of the Disclosing Party’s assets, or any recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction with respect to the Disclosing Party (provided that, for the avoidance of doubt, this clause (b) shall not restrict the Interested Party from proposing to the Disclosing Party the terms and conditions of a proposed investment by the Interested Party in the securities of the Disclosing Party), or

c.
any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the Securities Exchange Act of 1934) or consents to vote any securities of the Disclosing Party (provided that this clause (c) shall not be deemed to prohibit Interested Party from nominating one (1) designee to the Board of Directors of the Disclosing Party, so long as such designation is not part of a “slate” in opposition to nominees proposed by the Disclosing Party’s Board of Directors); or

d.	take any action which would reasonably be expected to require the Disclosing Party to make a public announcement regarding any of the foregoing.

Notwithstanding the foregoing, nothing contained in this Section 10 shall be deemed to prohibit the Interested Party from taking any action described in clauses (a)-(d) above from and after the public disclosure that the Disclosing Party has entered into an agreement with any party or group of parties who are unaffiliated with the Interested Party (i) relating to a transaction or occurrence of the type described in clauses (a), (b) or (c) involving the Disclosing Party or (ii) involving the proposed issuance of securities by the Disclosing Party to such parties or group as a consequence of which any person or group would acquire beneficial ownership of more than 50% of the outstanding voting power of the Disclosing Party’s voting securities.

11.
    The Interested Party acknowledges that it is aware, and agrees to advise its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any Person who has material, non-public information concerning the Transaction or the Disclosing Party from purchasing or selling securities of the Disclosing Party  or a company that may be a party to such Transaction or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

12.
    No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof.

13.
    Each Party agrees that, unless and until a definitive agreement between the Parties with respect to the Transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this Agreement, any other written or oral expression by the either Party or by any of its Representatives, or otherwise.  The Interested Party also acknowledges and agrees that the Disclosing Party reserves the right, in its sole discretion, to reject any and all proposals made by the Interested Party or any of its Representatives regarding the Transaction.  The Interested Party acknowledges and agrees that the Disclosing Party is free to conduct the process leading up to a possible Transaction as it determines in its sole discretion, including without limitation, by negotiating with any third party and entering into a preliminary or definitive agreement with a third party without prior notice to the Interested Party or any of its Representatives.  The Disclosing Party reserves the right, in its sole discretion, to change the procedures relating to the consideration of the Transaction at any time without prior notice to the Interested Party or any of its Representatives, and to terminate discussions and negotiations with the Interested Party at any time and for any reason or for no reason.

14.
    Any of the terms of this Agreement may be modified or waived only by a separate writing between the Disclosing Party and the Interested Party expressly so modifying or waiving this Agreement.  If a court of competent jurisdiction determines that one or more provisions of this Agreement is in any respect unenforceable, invalid or illegal in any jurisdiction, such unenforceability, invalidity or illegality (a) shall not affect any other provision of this Agreement, which shall be construed as if such unenforceable, invalid or illegal provision had never been a part hereof, and (b) shall not render such provision or provisions unenforceable, invalid or illegal in any other jurisdiction.  In addition, such unenforceable, invalid or illegal provision shall be reformed in a manner or shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the Disclosing Party’s intention with respect to such invalid or unenforceable term or provision.  In any event, the parties intend each and every provision of this Agreement to be enforceable, valid and legal and each of them waives to the fullest extent permitted by law the right to object to any such provision.

15.
    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts between residents of the State of New York that are to be wholly performed within such state.  Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York for any action, suit, or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agrees not to commence any action, suit, or proceeding relating thereto except in such courts).  Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement in the courts of the State of New York or the United States of America located in New York, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE INFORMATION OR THE TRANSACTION.

16.
    The Interested Party hereby represents and warrants that it is not bound by the terms of a confidentiality agreement or other agreement with a third party that would conflict with any of its obligations under this Agreement.  The Interested Party hereby represents and warrants that it is not acting as a broker for or representative of any Person and is considering the Transaction only for the Interested Party’s own account.

17.	Any assignment of this Agreement or any right or obligation hereunder by the Interested Party without the Disclosing Party’s prior written consent shall be void.

18.	The Interested Party’s obligations under this Agreement shall expire on the two year anniversary of the date hereof.

19.	This Agreement shall not confer or impose any rights or obligations upon or remedies against any person or entity other than the parties and their respective successors.

In witness whereof, the parties hereto have executed and delivered this Confidentiality Agreement as of the date hereof.

Yours sincerely,

RBC Capital Markets Corporation

On behalf of:
DISCLOSING PARTY:  X-Rite Incorporated

By:           /s/ Vito A. Sperduto

Vito A. Sperduto
Managing Director

For acknowledgement and agreement,
INTERESTED PARTY:  Sagard Capital Partners Management Corporation

By:           /s/ Daniel Friedberg

Name:     Daniel Friedberg

Title:       President